Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-1/S-3 (No. 333-126246) and on Form S-8 (Nos. 333-127669, 333-125909 and 333-143308) of Leap Wireless International, Inc. of our report dated February 28, 2007, except for Note 2 and the matters discussed in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting (Restated), as to which the date is December 14, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and our report dated May 16, 2005, except for Note 2 as to which the date is December 14, 2007, relating to the financial statements, which appear in this Form 10-K/A.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Diego, California
December 21, 2007